Shareholder and Financial Analyst Contact
Jim Jacobson
Director of Investor Relations
Phone (515) 284-2633
E-mail jim.jacobson@meredith.com

Media Contact
Art Slusark
Vice President-Corporate Communications
Phone (515) 284-3404
E-mail art.slusark@meredith.com

MEREDITH REPORTS THIRD FISCAL QUARTER
EARNINGS PER SHARE INCREASE OF 16 PERCENT

DES MOINES, IA, April 25, 2006-Meredith Corporation (NYSE: MDP) today reported that third quarter earnings per share increased 16 percent to $0.80 from $0.69 in the prior-year. Income from operations grew 18 percent to $73.6 million and earnings before interest, taxes, depreciation and amortization (EBITDA) rose 19 percent to $84.9 million.

Revenues rose 29 percent to $394.9 million in the third quarter and advertising revenues increased 27 percent to $227.8 million. On a comparable basis (excluding Parents, Family Circle, Fitness, Child and Ser Padres magazines, which were acquired on July 1, 2005), Meredith's revenues grew 6 percent to $324.4 million and advertising revenues rose 4 percent to $185.7 million.

"In Publishing, we continued to benefit from the new magazines and strong performance in our book and integrated marketing operations," stated William T. Kerr, Meredith's Chairman and Chief Executive Officer. "Advertising revenues increased. While results varied by magazine, Internet advertising was strong once again.

"In Broadcasting, we continued to monetize our ratings gains and increased EBITDA margin nearly three percentage points," Kerr stated. "In particular, our stations in our three largest markets-Atlanta, Phoenix and Portland-produced outstanding profit growth."

For the first nine months of fiscal 2006, earnings per share increased 14 percent to $1.90 from $1.67 before the cumulative benefit of a change in accounting principle in 2005 related to option expensing. Income from operations grew 16 percent to $180.3 million and EBITDA rose 19 percent to $214.5 million. Revenues increased 32 percent to $1.2 billion. On a comparable basis, revenues rose 5 percent to $936.7 million and advertising revenues grew 3 percent to $554.3 million.

OPERATING HIGHLIGHTS

Publishing

Publishing operating profit increased 12 percent to $61.4 million and revenues grew 35 percent to $319 million in the third quarter. On a comparable basis, publishing operating profit declined 2 percent and revenues grew 5 percent.

Third quarter Publishing results benefited from strong operating profit gains at the Company's book, integrated marketing and interactive media operations and the inclusion of the magazines acquired from Gruner + Jahr. These results were partially offset by a number of industry-wide factors including a slower magazine advertising environment, weak newsstand results, and higher paper and postal costs.

Advertising revenues grew 40 percent in the quarter primarily due to the addition of the new magazines. On a comparable basis, Publishing advertising revenues increased 2 percent. Internet growth continued to be strong and the mid-size magazines posted solid gains, which were partially offset by weakness in the Company's women's service field titles.

The Company continued to grow its diversified publishing businesses in the third quarter. Meredith Books grew revenues in the high teens and Meredith Integrated Marketing increased revenues in the low-double digits. The Company enhanced its integrated marketing capabilities to deliver custom marketing programs via the Internet with its recently announced April 2006 acquisition of O'Grady Meyers, a Los Angeles-based interactive marketing services firm. Meredith expects the acquisition to be modestly accretive to earnings in fiscal 2007.

For the first nine months of fiscal 2006, Publishing operating profit grew 24 percent to $146.3 million and revenues rose 43 percent to $939 million. On a comparable basis, operating profit grew 8 percent and revenues increased 7 percent.

Broadcasting

Broadcasting operating profit increased 24 percent to $20.1 million in the third quarter. EBITDA grew 18 percent to $26.1 million and EBITDA margin increased from 31.7 to 34.4 percent. Total revenues grew 9 percent to $75.9 million in the quarter, including a 10 percent gain in local advertising revenues.

Meredith improved ratings and audience share in certain key markets in the February 2006 book and continued to do an outstanding job of monetizing its ratings growth. The Company increased average revenue share in 5 of its 6 largest markets in the second half of calendar 2005, which is the most current market data available. On average, Meredith grew revenue share more than one percentage point in these markets, according to local market audits.

In March, the Company formed Meredith Video Solutions, which will utilize magazine content and brand strength as well as Broadcasting's production capabilities to develop video content. It will also secure distribution outlets across multiple media platforms, including the Internet, mobile devices, cable, satellite, network and syndicated television.

For the first nine months of fiscal 2006, Broadcasting operating profit declined to $59.1 million from $62.7 million and revenues declined slightly to $232.2 million from $233 million. These results reflect the cyclical decline in political advertising, partially offset by 8 percent growth in non-political advertising.

OTHER FINANCIAL INFORMATION

Net interest expense increased to $22.6 million in the first nine months of fiscal 2006 from $14.7 million in the prior-year period, primarily reflecting a higher average debt balance. Total debt was $520 million at March 31, 2006 versus $600 million at the closing of the new magazine acquisition on July 1, 2005. The weighted average interest rate was 5.12 percent on March 31, 2006 compared with 6.19 percent on March 31, 2005.

Capital expenditures were $5.8 million in the third quarter and $20.8 million in the first nine months of fiscal 2006. Meredith repurchased 918,000 shares in the first nine months of fiscal 2006 and more than 1.1 million shares to date in fiscal 2006 as part of its ongoing share repurchase program.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statements of earnings.

OUTLOOK

Broadcast pacings, which are a snapshot in time and change frequently, are currently running up in the high-single digits for the fourth quarter. Publishing advertising revenues are expected to be flat to up slightly on a comparable basis.

The Company continues to believe that earnings per share will approximate $0.96 for the fourth quarter and $2.86 for fiscal 2006, which would be a 14 percent increase from the $2.50 Meredith earned in fiscal 2005 (before the cumulative effect of a change in accounting principle).

CONFERENCE CALL WEBCAST

Meredith will host a conference call on April 25, 2006 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss results for the third quarter and first nine months of fiscal 2006. A live webcast will be accessible to the public on the Company's website www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Non-GAAP measures such as EBITDA should be construed not as alternative measures to the Company's net earnings and income from operations as defined under GAAP, but as supplemental information.

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. EBITDA is a common supplemental measure of performance used by investors and financial analysts. Meredith does not use EBITDA as a measure of liquidity, nor is EBITDA necessarily indicative of funds available for management's discretionary use.

Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcast pacings, publishing advertising revenues, along with the Company's earnings per share outlook for the fourth quarter of fiscal 2006, as well as Meredith's earnings per share outlook for all of fiscal 2006.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; the integration of the newly acquired businesses; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines - including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness, and Child - and approximately 200 special interest publications. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 32 web sites and strategic alliances with leading Internet destinations. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the largest Hispanic publisher in the United States.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

Three Months				Nine Months
			Percent			Percent
Period ended March 31,	2006	2005	Change	2006	2005	Change
(In thousands except per share data)
Revenues
Advertising	$227,843	$178,785	27.4%	$693,214	$535,960	29.3%
Circulation	95,888	64,962	47.6%	278,468	179,049	55.5%
All other	71,193	61,770	15.3%	199,490	173,924	14.7%
Total revenues	394,924	305,517	29.3%	1,171,172	888,933	31.8%
Operating costs and expenses
Production, distribution and editorial	157,908	136,699	15.5%	499,062	389,275	28.2%
Selling, general and administrative	152,081	97,685	55.7%	457,571	318,674	43.6%
Depreciation and amortization	11,290	8,831	27.8%	34,202	26,008	31.5%
Total operating costs and expenses	321,279	234,215	32.1%	990,835	733,957	35.0%
Income from operations	73,645	62,302	18.2%	180,337	154,976	16.4%
Interest income	412	259	59.1%	779	699	11.4%
Interest expense	(7,437)	(5,094)	46.0%	(23,361)	(15,436)	51.3%
Earnings before income taxes and cumulative
effect of change in accounting principle	66,620	57,467	15.9%	157,755	140,239	12.5%
Income taxes	25,979	22,239	16.8%	61,524	54,272	13.4%
Earnings before cumulative effect of
change in accounting principle	40,641	35,228	15.4%	96,231	85,967	11.9%
Cumulative effect of change in accounting
principle, net of tax	-	-	-	-	893	(100.0)%
Net earnings	$40,641	$35,228	15.4%	$96,231	$86,860	10.8%

Basic earnings per share
Before cumulative effect of change in
accounting principle	$0.82	$0.71	15.5%	$1.95	$1.72	13.4%
Cumulative effect of change in
accounting principle	-	-	-	-	0.02	(100.0)%
Net basic earnings per share	$0.82	$0.71	15.5%	$1.95	$1.74	12.1%
Basic average shares outstanding	49,524	49,649	(0.3)%	49,361	49,943	(1.2)%

Diluted earnings per share
Before cumulative effect of change in
accounting principle	$0.80	$0.69	15.9%	$1.90	$1.67	13.8%
Cumulative effect of change in
accounting principle	-	-	-	-	0.02	(100.0)%
Net diluted earnings per share	$0.80	$0.69	15.9%	$1.90	$1.69	12.4%
Diluted average shares outstanding	50,852	50,990	(0.3)%	50,747	51,441	(1.3)%

Dividends paid per share	$0.160	$0.140	14.3%	$0.440	$0.380	15.8%

Meredith Corporation and Subsidiaries
Segment Information - Unaudited

	Three Months			Nine Months
			Percent			Percent
Period ended March 31,	2006	2005	Change	2006	2005	Change
(In thousands)
Revenues
Publishing	$319,011	$235,730	35.3%	$938,954	$655,971	43.1%
Broadcasting
Non-political advertising	72,200	68,216	5.8%	225,607	209,799	7.5%
Political advertising	664	104	538.5%	828	18,683	(95.6)%
Other revenues	3,049	1,467	107.8%	5,783	4,480	29.1%
Total broadcasting	75,913	69,787	8.8%	232,218	232,962	(0.3)%
Total revenues	$394,924	$305,517	29.3%	$1,171,172	$888,933	31.8%

Operating profit
Publishing	$61,366	$54,996	11.6%	$146,289	$117,636	24.4%
Broadcasting	20,073	16,220	23.8%	59,141	62,659	(5.6)%
Unallocated corporate	(7,794)	(8,914)	(12.6)%	(25,093)	(25,319)	(0.9)%
Income from operations	$73,645	$62,302	18.2%	$180,337	$154,976	16.4%

Depreciation and amortization
Publishing	$4,637	$2,270	104.3%	$14,120	$7,031	100.8%
Broadcasting	6,036	5,886	2.5%	18,197	17,201	5.8%
Unallocated corporate	617	675	(8.6)%	1,885	1,776	6.1%
Total depreciation and amortization	$11,290	$8,831	27.8%	$34,202	$26,008	31.5%

EBITDA
Publishing	$66,003	$57,266	15.3%	$160,409	$124,667	28.7%
Broadcasting	26,109	22,106	18.1%	77,338	79,860	(3.2)%
Unallocated corporate	(7,177)	(8,239)	(12.9)%	(23,208)	(23,543)	(1.4)%
Total EBITDA	$84,935	$71,133	19.4%	$214,539	$180,984	18.5%

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	(Unaudited)
	March 31,	June 30,
(In thousands)	2006	2005
Assets
Current assets
Cash and cash equivalents	$15,544	$29,788
Accounts receivable, net	233,371	176,669
Inventories	59,342	41,562
Current portion of subscription acquisition costs	85,080	27,777
Current portion of broadcast rights	14,352	13,539
Other current assets	13,540	15,160
Total current assets	421,229	304,495
Property, plant and equipment, net	420,263	398,882
Less accumulated depreciation	(225,775)	(205,926)
Net property, plant and equipment	194,488	192,956
Subscription acquisition costs	73,108	24,722
Broadcast rights	8,843	7,096
Other assets	68,338	58,589
Intangibles, net	809,675	707,068
Goodwill	431,434	196,382
Total assets	$2,007,115	$1,491,308

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$-	$125,000
Current portion of broadcast rights payable	18,178	18,676
Accounts payable	47,210	48,462
Accrued expenses and other liabilities	125,432	119,526
Current portion of unearned subscription revenues	209,524	127,416
Total current liabilities	400,344	439,080
Long-term debt	520,000	125,000
Long-term broadcast rights payable	16,608	17,208
Unearned subscription revenues	169,088	112,358
Deferred income taxes	115,533	93,929
Other noncurrent liabilities	47,687	51,906
Total liabilities	1,269,260	839,481
Shareholders' equity
Common stock	40,310	39,700
Class B stock	9,429	9,596
Additional paid-in capital	68,530	55,346
Retained earnings	624,588	550,115
Accumulated other comprehensive loss	(1,025)	(1,025)
Unearned compensation	(3,977)	(1,905)
Total shareholders' equity	737,855	651,827
Total liabilities and shareholders' equity	$2,007,115	$1,491,308

Meredith Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows - Unaudited

Nine months ended March 31,	2006	2005
(In thousands)
Net cash provided by operating activities	$116,545	$104,247

Cash flows from investing activities
Acquisitions of businesses	(359,465)	(35,262)
Additions to property, plant and equipment	(20,829)	(17,408)
Proceeds from disposals of assets	2,500	2,050
Other	-	3,205
Net cash used in investing activities	(377,794)	(47,415)

Cash flows from financing activities
Proceeds from issuance of long-term debt	490,000	60,000
Repayments of long-term debt	(220,000)	(90,000)
Excess tax benefits from share-based payments	18,804	2,491
Proceeds from common stock issued	27,895	18,928
Purchases of Company stock	(47,233)	(85,173)
Dividends paid	(21,758)	(18,931)
Other financing activities	(703)	(256)
Net cash provided by (used in) financing activities	247,005	(112,941)

Net decrease in cash and cash equivalents	(14,244)	(56,109)
Cash and cash equivalents at beginning of period	29,788	58,723
Cash and cash equivalents at end of period	$15,544	$2,614

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures								Table 1

Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings before interest, taxes, depreciation and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months ended March 31, 2006				Nine months ended March 31, 2006
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 319,011	$ 75,913	$ -	$ 394,924	$ 938,954	$ 232,218	$ -	$ 1,171,172

Operating profit	$ 61,366	$ 20,073	$ (7,794)	$ 73,645	$ 146,289	$ 59,141	$ (25,093)	$ 180,337
Depreciation and amortization	4,637	6,036	617	11,290	14,120	18,197	1,885	34,202
EBITDA	$ 66,003	$ 26,109	$ (7,177)	84,935	$ 160,409	$ 77,338	$ (23,208)	214,539
Less:
Depreciation and amortization				(11,290)				(34,202)
Net interest expense				(7,025)				(22,582)
Income taxes				(25,979)				(61,524)
Net earnings				$ 40,641				$ 96,231

Segment EBITDA margin	20.7%	34.4%			17.1%	33.3%

	Three months ended March 31, 2005				Nine months ended March 31, 2005
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 235,730	$ 69,787	$ -	$ 305,517	$ 655,971	$ 232,962	$ -	$ 888,933

Operating profit	$ 54,996	$ 16,220	$ (8,914)	$ 62,302	$ 117,636	$ 62,659	$ (25,319)	$ 154,976
Depreciation and amortization	2,270	5,886	675	8,831	7,031	17,201	1,776	26,008
EBITDA	$ 57,266	$ 22,106	$(8,239)	71,133	$ 124,667	$ 79,860	$ (23,543)	180,984
Less:
Depreciation and amortization				(8,831)				(26,008)
Net interest expense				(4,835)				(14,737)
Income taxes				(22,239)				(54,272)
Net earnings				$ 35,228				$ 85,967

Segment EBITDA margin	24.3%	31.7%			19.0%	34.3%